Exhibit 5.1

November 23, 2015

Team Health Holdings, Inc.

265 Brookview Centre Way

Suite 400

Knoxville, Tennessee 37919

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of Team Health Holdings, Inc., a Delaware corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of 1,971,078 shares of common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the Amended and Restated Team Health Holdings, Inc. 1997 Equity Participation Plan, Amended and Restated 2002 Equity Participation Plan of Team Health Holdings, Inc., Amended and Restated Team Health Holdings, Inc. 2007 Equity Participation Plan and Amended and Restated Team Health Holdings, Inc. 2012 Equity Participation Plan (the “Plans”).

I have examined the Registration Statement and the Plans. I also have examined the originals or duplicates or certified or conformed copies of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. In rendering the opinions below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to be as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualification and limitations stated herein, I am of the opinion that the Shares to be issued by the Company pursuant to the Plans have been duly authorized and, upon their issuance and delivery in accordance with the Plans, will be validly issued, fully paid and non-assessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). I am not admitted to practice in the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Steve Clifton
Steve Clifton, Esq.
Executive Vice President, General Counsel and Corporate Secretary